Exhibit 99.1

Contacts:	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Kristine Mozes Mozes Communications (781) 652-8875 kristine@mozescomm.com

QuickLogic Reports Preliminary Q2 2006
Revenue Results

SUNNYVALE, Calif., July 12, 2006 — QuickLogic Corporation (Nasdaq: QUIK), the lowest power programmable logic leader, today announced that it expects its second quarter 2006 revenue to be between $9.0 million and $9.2 million, compared with the $9.7 million to $10.3 million range that it gave on its April 26, 2006 conference call.

“During the second quarter, we experienced delays in delivering two significant orders for pASIC 1 devices, owing to a last minute change in customer requirements and late wafer deliveries from a supplier. We also had softer than expected demand for our embedded standard products and we were unable to ship orders received late in the quarter due to cycle times. All of these factors contributed to our expected revenue shortfall,” said E. Thomas Hart, chairman, president and CEO of QuickLogic.

“We believe second quarter revenue from new products will be significantly higher than the 16 percent to 20 percent of total revenue guidance that we gave on our first quarter earnings conference call. In fact, during the quarter, I visited many customers in Taiwan and China, where we continue to see strong design activity from customers using our Eclipse II and QuickPCI II devices. The product transition we are in, where our end-of-life pASIC 1 & 2 revenues are winding down and new product revenue is growing, causes unique challenges. However, we are seeing the market shift toward low-power solutions and we believe we are in a strong position to capitalize on this emerging opportunity.”

QuickLogic management will be presenting at the C.E. Unterberg Towbin Emerging Growth conference in New York City on Wednesday, July 12, 2006. This presentation will be webcast at 2:06 p.m. Eastern Time and can be accessed via QuickLogic’s website at http://quik.client.shareholder.com/events.cfm.

Conference Call

QuickLogic plans to announce its second quarter financial results and provide third quarter guidance in its regularly scheduled quarterly conference call on Wednesday, July 26, 2006, at 2:30 p.m. Pacific Time / 5:30 p.m. Eastern Time. The company intends to issue a news release announcing second quarter results at approximately 1:00 p.m. Pacific Time / 4:00 p.m. Eastern Time on July 26, 2006. The conference call is being webcast and can be accessed via QuickLogic’s website at www.quicklogic.com. For access to the live conference call, please call 1-(913) 981-5520 by 2:20 p.m. Pacific Time on July 26, 2006. A recording of the call will be available starting one hour after the completion of the call. To access the recording, please call (719) 457-0820 and reference the passcode 3329894. The call recording will be archived until August 2, 2006 and the webcast will be available for 12 months.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable logic solutions for the portable consumer, industrial, communications and military markets. Our latest products, PolarPro™, Eclipse II™ and QuickPCI™ are being used to implement bridge and control solutions in embedded systems requiring Wi-Fi and IDE-based hard disk drives. QuickLogic’s proprietary ViaLink® technology offers significant benefits for programmable logic, including the lowest power, instant-on capability and bullet proof intellectual property security. The company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information, please visit the QuickLogic web site at www.quicklogic.com

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by our CEO relating to design activity of our new products, the revenue generating potential of such new products, and customer demand, which depend on the market acceptance of our products and the level of customer orders. Actual results could differ materially from any such forward-looking statements. Factors that could cause actual results to differ materially include delays in the market acceptance of the Company’s new products; the ability to convert new design opportunities into customer revenue; the level and timing of customer design activity; the market acceptance of our customers’ products; our ability to introduce and produce new products based on advanced wafer technology on a timely basis; our ability to adequately market the low power, competitive pricing and short time-to market of our new products; the effectiveness of our co-marketing relationships; intense competition, including the introduction of new products by competitors; our ability to hire and retain qualified personnel; changes in product demand or supply; and general economic conditions. These factors and others are described in more detail in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.

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